Exhibit 10.2

November 26, 2012

Sergio Garcia

Re: Compensation

Dear Sergio:

Congratulations! The Compensation Committee of the Board of Directors has approved the following compensation adjustment, equity grant, and change in control provision as it relates to your employment with Zeltiq Aesthetics,Inc. (the "Company"). These changes are effective November 15, 2012. This is also considered the grant date for purposes of any equity grants described herein.

Cash Compensation: Your new per pay period rate will be $12,916.66 ($310,000.00 on an annualized basis). You are an exempt employee, paid this rate, less applicable withholding,on a semi-monthly basis in accordance with our normal payroll procedures. Your target bonus percentage has not changed.

The Company has granted you an option to purchase 60,000 (sixty thousand) shares of Common Stock at an exercise price equal to the fair market value on the date the grant was approved. These will be granted as nonqualified stock options and 25% of the shares shall vest on the first anniversary of the Grant Date, and 1/48 of the total number of shares shall vest monthly thereafter. The stock option will be subject to the terms and conditions applicable to options granted under the Company's 2012 Equity Incentive Plan, and as described in that plan and the applicable stock option agreement.

Change in Control:
If at any time (i) your employment with the Company is terminated by the Company without Cause or by you for Good Reason, and in either event within one year after the consummation of a Change in Control (and other than a result of your death or disability); and (ii) not later than 60 days following your termination of employment you execute a general release of claims (the "Release") in favor of the Company in such form provided by the Company, return such Release to the Company within the applicable time period set forth therein, and permit such Release to become effective in accordance with its terms; then, on the sixtieth (60 1h) day following such termination of employment, you shall receive or commence to receive,as the case may be (i) continuation of your then-current base salary and bonus, less required deductions and withholdings, for a period of Twelve (12) months after your employment termination date,payable on the Company's regular payroll dates (ii) acceleration of the vesting for the Base Equity Incentive Grant, such that your last date of employment,you will be deemed vested in any such equity which would have vested during the one year period after termination of your employment.

Employment At Will:
All Company employees are employed on an "at-will" basis. Your employment with the Company is voluntarily entered into and is for no specified period. As a result, you are free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time,with or without cause.

Unless specifically listed above, all other aspects of your employment with the Company shall remain unchanged. Thank you for your ongoing contributions to the Company.

Sincerely,

/s/ Mark J. Foley
Mark Foley, President & CEO

The foregoing is agreed and accepted.

/s/ Sergio Garcia
Sergio Garcia
Dated: 11/28/2012